Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Third Quarter Report

Quarter ended September 30, 2010

Tanglewood at Voss in Houston, Texas (left) and The Chase Park Plaza in St. Louis, Missouri (right) are assets of Behringer Harvard Opportunity REIT I, Inc.

Third Quarter Overview

•                  Several asset sales are planned for 2011 as the REIT is entering its planned disposition phase. These assets include stabilized office properties in Houston and Dallas, Texas and Minneapolis, Minnesota, and a student housing project at Texas Christian University in Fort Worth, Texas.

•                  On October 22, after the end of the third quarter, the REIT closed on the sale of its 50% interest in GrandMarc at The Corner, a student housing project at the University of Virginia in Charlottesville, Virginia, for $45.5 million. The REIT’s portion of the net proceeds was $8.8 million, resulting in a slight loss on the sale on a fully loaded, net-of-fees basis, but providing important liquidity for the REIT.

•                  The Chase Park Plaza Hotel in St. Louis, Missouri, is performing better than budgeted with occupancy improving and RevPAR higher than the hotel’s competitive set. The loans for the hotel and The Private Residences at The Chase Park Plaza have been extended to mid-February 2011 while we are negotiating a longer-term restructuring and extension of both loans.

•                  We are continuing to market 12600 Whitewater in Minnetonka, Minnesota, a suburb of Minneapolis. This property is stabilized and 100% leased.

•                  The REIT converted its mezzanine loan receivable from the Tanglewood at Voss multifamily property in Houston, Texas, to a 100% equity position. The REIT restructured the outstanding $39.5 million senior loan on this property and extended its maturity date to August 2012. Tanglewood at Voss is 98% leased in a recovering market.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended		3 mos. ended	9 mos. ended	9 mos. ended
per share data)	Sep. 30, 2010		Sep. 30, 2009	Sep. 30, 2010	Sep. 30, 2009
Modified FFO	$(3,386)		$(7,982)	$581	$(5,526)
Modified FFO, per share	$(0.06)		$(0.14)	$0.01	$(0.10)
Distributions declared	$1,406		$4,140	$4,217	$8,210
Distributions per share	$0.025		$0.075	$0.075	$0.150

(in thousands)	As of Sep. 30, 2010		As of Dec. 31, 2009
Total assets	$706,305	(1)	$843,931
Total liabilities	$384,351	(1)	$469,510

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Sep. 30, 2010	3 mos. ended Sep. 30, 2009	9 mos. ended Sep. 30, 2010	9 mos. ended Sep. 30, 2009
Net loss	$(34,337)	$(24,240)	$(54,704)	$(43,743)
Net income from noncontrolling interest	499	3,791	1,104	8,868
Real estate depreciation and amortization	6,828	7,058	20,421	22,471
Gain on sale of real estate	(3,935)	—	(3,935)	—
FFO(2)	(30,945)	(13,391)	(37,114)	(12,404)

Impairment charges and provisions for loan loss	20,794	5,687	32,160	7,873
Fair value adjustments to derivatives	(646)	(278)	(1,876)	(995)
Loss on troubled debt restructuring and early extinguishment of debt	7,289	—	7,289	—
Acquisition expenses	122	—	122	—
MFFO(3)	$(3,386)	$(7,982)	$581	$(5,526)

(1)         As a result of adopting new accounting guidance, on January 1, 2010, we deconsolidated the assets and liabilities of Tanglewood at Voss and Alexan Black Mountain.

(2)         Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(3)         In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges, and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.

In support of our continuing efforts to cut costs and save stockholder capital, Behringer Harvard will discontinue mailing quarterly summary reports beginning in 2011. Quarterly summary reports for each program will be made available online at behringerharvard.com. Additionally, quarterly conference calls will be open to stockholders with notices sent to you in your quarterly statements.

15601 Dallas Parkway, Suite 600 Addison, TX 75001	PRESORTED STANDARD U.S. POSTAGE PAID HOUSTON, TX PERMIT NO. 2187

Date Published 1/11

OP1-report-IN-FD-000092-1-Q3 Report 2010

© 2011 Behringer Harvard

Third Quarter Report

Behringer Harvard Opportunity REIT I, Inc.